Elizabeth M. Forget and Peter H. Duffy each certify that to his knowledge:

1.	The report on Form N-CSR fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	Information contained in the report on Form N-CSR fairly presents, in all material respects, the financial condition and results of operations of the registrant.

By:	/s/ Elizabeth M. Forget	By:	/s/ Peter H. Duffy
Name: Title: Date:	Elizabeth M. Forget President and Chief Executive Officer March 5, 2012	Name: Title: Date:	Peter H. Duffy Vice President, Treasurer and Principal Financial and Accounting Officer March 5, 2012